UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

April 14, 2014

Twitter, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36164	20-8913779
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1355 Market Street, Suite 900

San Francisco, California 94103

(Address of principal executive offices, including zip code)

(415) 222-9670

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

10b5-1 Trading Plans and Lock-up Expiration

Jack Dorsey and Evan Williams, co-founders of Twitter, and our Chief Executive Officer, Richard Costolo, have informed us that they have no current plans to sell any of their shares of Twitter common stock. If Messrs. Dorsey, Williams or Costolo decide to sell, they are required by our policies to do so pursuant to a trading plan intended to comply with the requirements of Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (a “10b5-1 Plan”). We require any 10b5-1 Plan to be entered into during an open trading window and to have a “cooling-off” period, so the earliest Messrs. Dorsey, Williams and Costolo could sell would be 90 days after our next open window. Additionally, Benchmark venture capital funds, which are affiliated with a member of our board of directors, have informed us they have no present intention to sell or distribute stock to their limited partners before or immediately after the expiration of our lockup on May 5, 2014.

As of the date of this report, our executive officers, other than our Chief Executive Officer, have either entered into 10b5-1 Plans or indicated they do not intend to sell any of their shares of Twitter common stock until they put a 10b5-1 Plan in place in accordance with our policies. The current 10b5-1 Plans of our executive officers are all effective for at least one year and have predetermined formulas for the timing of sales over the duration of the underlying plans, number of shares and price at which an executive officer may sell our shares. Sale transactions by our executive officers will be disclosed publicly through filings with the SEC as required. We do not undertake any obligation to report any 10b5-1 Plans that may be adopted by any of our board members or executive officers in the future, or to report any modifications or terminations of any publicly announced plan, except to the extent required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TWITTER, INC.

By:	/s/ Mike Gupta
Mike Gupta
Chief Financial Officer

Date: April 14, 2014